TRANSFER AGENT AGREEMENT
                            ------------------------

     THIS AGREEMENT is made and entered into this 19 day of June, 2001 by and between FRONTIER FUNDS INC., a registered management investment company (the "Fund"), and Mutual Shareholder Services, LLC, an Ohio corporation ("MSS").

                                   RECITALS:
                                   ---------

     A. The Fund is a diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     B. The Fund desires to appoint MSS as its transfer agent and dividend disbursing and redemption agent, and MSS desires to accept such appointment.

                                  AGREEMENTS:
                                  -----------

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.   DUTIES OF MSS.

     1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints MSS to act, and MSS agrees to act, as transfer agent for the Fund's authorized and issued shares of beneficial interest of each class of each portfolio of the Fund (the "Shares"), and as dividend disbursing and redemption agent for the Fund.

     1.02  MSS agrees that it will perform the following services:

           (a) In accordance with procedures established from time to time by agreement between the Fund and MSS, MSS shall:

                (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Directors of the Fund (the "Custodian");

                (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

                (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                (vi) Prepare and transmit payments for dividends and distributions declared by the Fund;

                (vii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                (viii) Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. MSS shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

          (b) In addition, MSS shall perform all of the customary services of a transfer agent, dividend disbursing and redemption agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.

     Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and MSS.

2.   FEES AND EXPENSES

     2.01 In consideration of the services to be performed by MSS pursuant to this Agreement, the Fund agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit "A".

     2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of the Fund will be reimbursed by the Fund.

     2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to MSS by the Fund at least seven days prior to the mailing date of such materials.

3.   REPRESENTATIONS AND WARRANTIES OF MSS

     MSS represents and warrants to the Fund that:

     3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Ohio.

     3.02  It is duly qualified to carry on its business in the State of Ohio.

     3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     3.06 MSS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF THE FUND

     The Fund represents and warrants to MSS that:

     4.01 It is a Corporation duly organized and existing and in good standing under the laws of Maryland.

     4.02 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

     4.03 All corporate proceedings required by said charter and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     4.04 It is an open-end and diversified management investment company registered under the 1940 Act.

     4.05 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.   INDEMNIFICATION

     5.01 MSS shall not be responsible for, and the Fund shall indemnify and hold MSS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

           (a) All actions of MSS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct.

           (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

           (c) The reliance on or use by MSS or its agents or subcontractors of information, records and documents which (i) are received by MSS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

           (d) The reliance on, or the carrying out by MSS or its agents or subcontractors of, any instructions or requests of the Fund.

           (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     5.02 MSS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MSS as a result of MSS's lack of good faith, gross or ordinary negligence or willful misconduct.

     5.03 At any time MSS may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. MSS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided MSS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     5.06 Upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

6.   COVENANTS OF THE FUND AND MSS

     6.01 The Fund shall promptly furnish to MSS a certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of MSS and the execution and delivery of this Agreement.

     6.02 MSS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     6.03 MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

     6.04 MSS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, MSS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. MSS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Fund of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Fund.

7.   TERM OF AGREEMENT

     7.01 This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement without penalty, upon 90 days prior written notice.

     7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

8.   MISCELLANEOUS

     8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.
This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     8.02 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

     8.03 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Ohio, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     8.04 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     8.05 All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                       To MSS:

Forntier Funds Inc.                Mutual Shareholder Services, LLC
101 W. Wisconsin Ave.              8869 Brecksville Rd, Suite C
Pewaukee, WI 53072                 Brecksville, OH 44141-1921


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Fund:  Frontier Funds Inc.                Mutual Shareholder Services, LLC
       -------------------------
      (Name of Fund)


By: /s/ James R. Fay                      By: /s/ Gregory B. Getts
   ----------------------                    --------------------------------
      James R. Fay                            Gregory B. Getts, Ph.D

Its: President                            Its: President

                                   SCHEDULE A
                                   ----------

ACCOUNTING FEES
---------------
If average value of fund is
between the following                          Yearly Fee           Monthly Fee
---------------------                          ----------           -----------
                -          25,000,000             21,000                  1,750
       25,000,000          50,000,000             30,500                  2,542
       50,000,000          75,000,000             36,250                  3,021
       75,000,000         100,000,000             42,000                  3,500
      100,000,000         125,000,000             47,750                  3,979
      125,000,000         150,000,000             53,500                  4,458
      150,000,000 -                               59,250                  4,938

SHAREHOLDER SERVICING FEES
--------------------------
         11.50 annual fee per shareholder with a min of $775.00 charge per month

BLUE SKY SERVICING FEES
-----------------------
        100.00  per state per filing

CALCULATED MONTHLY CHARGES FOR A FUND
-------------------------------------

                                                  Value     Approx. Monthly Fee
Approximate Fund Size:                          350,000                   1,750
No of Shareholders:                                 150                     775
Blue Sky States                                       -                       -
                                                                        -------
                                                                          2,525
                                 Less 60% discount*<F1>                   1,515
                                                                        -------
                              Discounted fee                              1,010

                         Total Annual Fee for the Fund:                 $12,120
                                                                        -------

*<F1>  Discount calculated as follows:

     Discount                 Net assets of Fund
          60%                    -        500,000
          50%              500,000      1,000,000
          45%            1,000,000      2,000,000
          40%            2,000,000      3,000,000
          35%            3,000,000      4,000,000
          30%            4,000,000      5,000,000
          25%            5,000,000      6,000,000
          20%            6,000,000      7,000,000
          15%            7,000,000      8,000,000
          10%            8,000,000      9,000,000
           5%            9,000,000     10,000,000
           0%           10,000,000     11,000,000
                        11,000,000              -